UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 6)

Under the Securities Exchange Act of 1934

WASTE SERVICES, INC.

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(Name of Issuer)

COMMON STOCK, $.01 par value

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(Title of Class of Securities)

941075103

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(CUSIP Number)

Murray A. Indick

Prides Capital Partners, L.L.C.

200 High Street, Suite 700

Boston, MA 02110

(617) 778-9200

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(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

July 6, 2006

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(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box ☐.

*The remainder of this cover page shall be filled out for a reporting Person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 941075103	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Prides Capital Partners, L.L.C.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

20-0654530

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
4,017,832 **

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9. SOLE DISPOSITIVE POWER

-0-

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10. SHARED DISPOSITIVE POWER

4,017,832 **

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,017,832 **

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.8%**

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14.	TYPE OF REPORTING PERSON

OO (Limited Liability Company)

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** See Item 5

CUSIP NO. 941075103	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Kevin A. Richardson, II

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

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4.	SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
4,017,832**

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9. SOLE DISPOSITIVE POWER

-0-

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10. SHARED DISPOSITIVE POWER
4,017,832

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,017,832 **

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.8%**

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 941075103	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Henry J. Lawlor, Jr.

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
4,017,832 **

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9. SOLE DISPOSITIVE POWER

-0-

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10. SHARED DISPOSITIVE POWER
4,017,832 **

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,017,832 **

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.8%**

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 941075103	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Murray A. Indick

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
4,017,832**

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9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER
4,017,832 **

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,017,832 **

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.8%**

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14. TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 941075103	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Charles E. McCarthy

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
4,017,832 **

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9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER
4,017,832 **

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,017,832 **

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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.8%**

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 941075103	SCHEDULE 13D

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1. NAME OF REPORTING PERSON

Christian Puscasiu

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

See Item 3

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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

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6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

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7. SOLE VOTING POWER

-0-

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8. SHARED VOTING POWER
4,017,832 **

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9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER
4,017,832 **

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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,017,832 **

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.8%**

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14.	TYPE OF REPORTING PERSON

IN

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** See Item 5

CUSIP NO. 941075103	SCHEDULE 13D

Item 1. Security and Issuer

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This Amendment No. 6 amends the Statement on Schedule 13D (the “Schedule 13D”) filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2006 by Prides Capital Partners, L.L.C. a Delaware limited liability company, Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu. This amendment to the Schedule 13D relates to the shares of Common stock, $.01 par value (the “Common Stock”) of Waste Services, Inc. a Delaware corporation (the “Issuer”). The principal executive office and mailing address of the Issuer is 1122 International Blvd. Suite 601, Burlington, Ontario L7L 6Z8. The following amendments to the Schedule 13D are hereby made. Unless otherwise defined herein all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

Item 5. Interest in Securities of the Issuer

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(a),(b) Based on communications with the Issuer’s Chief Financial Officer on July 11,2006, there were 33,957,979 shares of Common Stock issued and outstanding as of June 30, 2006. Based on this information, the Reporting Persons report beneficial ownership of 4,017,832 shares or 11.8%.

Although Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu are joining in this Amendment as Reporting Persons, the filing of this Amendment shall not be construed as an admission that any of them are, for any purpose, the beneficial owner of any of the securities that are beneficially owned by Prides Capital Partners, L.L.C.

CUSIP NO. 941075103	SCHEDULE 13D

(c) During the last 60 days, the Reporting Persons made the following purchases of Common Stock in the open market:

Purchases made prior to the Issuer’s 3:1 reverse stock split effected on June 30, 2006

Trade Date	Shares	Price/Share
5-02-2006	13,900	3.02
5-03-2006	2,100	2.95
5-11-2006	68,500	2.94
5-24-2006	150,000	2.70
5-25-2006	34,858	2.83
5-26-2006	33,000	2.86
5-30-2006	90,600	2.87
5-31-2006	141,600	2.88
6-01-2006	10,000	2.90
6-13-2006	40,000	2.89
6-14-2006	2,100	2.90
6-21-2006	64,800	3.00
6-22-2006	32,500	3.03
6-23-2006	34,200	3.03
6-27-2006	35,000	3.00
6-28-2006	23,000	2.99
6-29-2006	67,000	3.07

Purchases made since the Issuer’s 3:1 reverse stock split

Trade Date	Shares	Price/Share
7-06-2006	67,000	8.57
7-07-2006	100,000	8.62
7-10-2006	25,000	8.88
7-11-2006	17,500	8.98

Item 7. Material to be Filed as Exhibits

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Exhibit A Joint Filing Undertaking

CUSIP NO. 941075103	SCHEDULE 13D

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: July 12, 2006

Prides Capital Partners, L.L.C.

By:	/s/ Murray A. Indick

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Murray A. Indick

Managing Member

Kevin A. Richardson, II

/s/ Murray A. Indick	By:	/s/ Murray A. Indick
------------------------	------------------------
Murray A. Indick	Murray A. Indick
Attorney-in-Fact

Henry J. Lawlor, Jr.	Charles E. McCarthy

By:	/s/ Murray A. Indick	By:	/s/ Murray A. Indick
	------------------------		------------------------
	Murray A. Indick		Murray A. Indick
	Attorney-in-Fact		Attorney-in-Fact

Christian Puscasiu

By:	/s/ Murray A. Indick
------------------------
Murray A. Indick
Attorney-in-Fact

CUSIP NO. 941075103	SCHEDULE 13D

Exhibit A

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: July 12, 2006

Prides Capital Partners, L.L.C.

By:	/s/ Murray A. Indick

------------------------

Murray A. Indick

Managing Member

Kevin A. Richardson, II

/s/ Murray A. Indick	By:	/s/ Murray A. Indick
------------------------	------------------------
Murray A. Indick	Murray A. Indick
Attorney-in-Fact

Henry J. Lawlor, Jr.	Charles E. McCarthy

By:	/s/ Murray A. Indick	By:	/s/ Murray A. Indick
	------------------------		------------------------
	Murray A. Indick		Murray A. Indick
	Attorney-in-Fact		Attorney-in-Fact

Christian Puscasiu

By:	/s/ Murray A. Indick
------------------------
Murray A. Indick
Attorney-in-Fact